Exhibit 1.1

THE COMPANIES ORDINANCE PRIVATE COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF ELTEX LIMITED

1.	The name of the company is :

In Hebrew: (ILLEGIBLE)

In English: ELTEK LIMITED.

2.	The objects for which the company is established are:

(a)	To carry on the business of developers, manufacturers, producers, vendors, importers, exporters, suppliers and distributors of and dealers in printed circuits, Multi–layer circuits, flexible circuits, think film and hybrid circuits, components or portions thereof, processed for making same and related products.

(b)	To carry on the business of developers, manufacturers, (ILLEGIBLE) producers, vendors, importers, exporters, suppliers and distributors of and dealers in other products, equipment and instruments incorporate in, pertaining to or otherwise related to the aforesaid or similar products.

(c)	To carry on the business of developers, manufacturers, producers, vendors, importers, exporters, suppliers and distributors of and dealers in any products, equipment and instrument pertaining to similar; related or other fields of activity in respect of electronic or other developments of the Company or developments acquired by the Company.

(d)	To carry on the business of developers manufacturers, producers, vendors, importers, exporters, suppliers and distributors of and dealers in any articles, instruments and equipment which can be usefully dealt with by the Company as part of its business in any of its branches.

(e)	To create, from, develop, operate, encourage, and promote enterprises based on scientific development, new ideas or techniques, and manufacture, sell, export and import these and similar or associated products.

(f)	To establish; provide, furnish and equip laboratories, workshop, and make experiments and taste, carry on all kinds research work and make payments and subscriptions in respect thereof.

(g)	To apply for, purchase or otherwise acquired and to protect or prolong, or renew, in Israel or abroad, any patents, patent rights, trade marks, trade names, (ILLEGIBLE) (ILLEGIBLE) licenses, protections and occession which appear to be advantageous to the Company and to use patent right, to work in accordance therewith or to grant licenses and privileges in respect thereof and to expand money for experiments or research for the purpose of improving or seeking to improve any kind of patents, invention or rights which the Company shall acquire or propose to acquire.

(h)	To carry on the trade or business of general, civil and engineering contractors and sub-contractors.

(i)	To carry on any other trade or business which can advantageously or conventiently be carried on by the Company in connection with or as ancillary to any of the above business or the general business of the Company.

(j)	To carry on any other business or activity, and to do anything of any nature within the framework of the company’s objects, or any of them, which may seem to the Company capable of being conveniently carried on or done in connection with the above, or calculated, directly or indirectly, to enhance the value or render more profitable any of the Company’s business or property.

(k)	In connection with the objects of the Company or in relation thereto, to purchase or otherwise acquire and undertake, wether as a going concern or otherwise, any business of any person or company and any property, lands, immovables, goodwill or other rights connected with or incidental to such business, and to undertake all the debts and liabilities of any such business.

(l)	To buy, sell, improve, manage, develop, exchange, enfranchise, lease, mortgage, dispose of, turn to otherwise deal with all or any part of the property or rights of the Company for such consideration as may be thought fit and in particular for stocks, shares, whether fully or partly paid–up, debentures, debenture stock or other obligations or securities of any other company.

(m)	To conduct business as capitalists and financiers in Israel or in any other place and to invest money as may be deemed fit from time to time.

(n)	To issue shares, debentures, debenture stocks, guarantees, obligations and securities of all kinds and to secure the same by any means deemed fit, with full authority, to state that the same may be transferred, and being due for redemption or otherwise and to subject to their security by credentials or otherwise all or any of the property of the Company, present or future, and if deemed fit, also its unpaid capital and by any other means.

(o)	To borrow or to raise money and to secure the repayment thereof upon any terms and particularly by the issue of debentures, debenture stocks, and to mortgage and charge by specific or floating charge the whole or part of the business of the Company and the whole or part of its property including the unpaid capital and goodwill and to issue debentures or debenture stocks, permanent or redeemable, or other obligation of any kind whatsoever, and to sign, draw, receive, transfer and direct promissory notes, bills of exchange, and all negotiable instruments of any kind whatsoever.

(p)	To lend money to, or grant or provide credit or financial accommodation to any person or company in any case in which such loan, grant or provision may be considered likely, directly or indirectly, to further any of the objects of the objects of the Company or the interests of its Members.

(q)	To draw, make, accept, endorse, discount, negotiate, execute, and issue, buy, sell and eal in bills of exchange, promissory notes, bills of lading, warrants and other negotiable or transferable instruments or securities.

(r)	To invest any moneys of the Company not immediately required for the purposes of the business of the Company upon such securities (other than in shares or stock of the Company) and in such manner as may from time to time be determined, and to sell or exchange such investments.

(s)	To found, establish and manage companies in order to carry on all kinds of business, schemes, operations and activities, private as well as public, within the objects of the Company and to acquire, sell and receive shares, rights and privileges in such companies or in companies or businesses managed by them or in their properties.

(t)	To act as general agents and representatives of Insurance companies and other commercial companies, to enter into agreements for receiving such agencies of insurance companies and to take upon itself any kind of trusts, the undertaking of which shall be deemed proper in connection with the objects of the Company.

(u)	To enter into any agreement of insurance or indemnity with any company, association or person, dealing with insurance or indemnity business, in connection with all properties, rights in properties, securities, mortgages, charges or agreements of any kind belonging to the Company, or in which the Company has an interest and to fulfill any such agreement.

(v)	To subscribe for, take, purchase or otherwise acquire and hold all kinds of shares, securities or benefits of any other company having objects altogether or in part similar to those of this Company or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company and to pay commissions and brokers fees for any shares, benefits or securities of any such company.

(w)	To carry on direcly or by partnership or any other assistance, business activities, proposals or things by the execution of which or in connection with the profit of benefits which the Company may derive thereby, the Company has invested capital or accepted any other obligation.

(x)	To pay to any person or company for any property or rights acquired by the Company and for any services rendered or to be rendered to the Company by way of sale or assistance to sell, or guarantee for the sale of shares of the Company or debentures, debenture stocks, or other securities of the Company or by the creation or in connection with the creation or development of the Company or management of its business either in cash or in fully or partly paid–up shares or by any securities the Company has the power to issue and generally on such terms as the Company may deem fit.

(y)	To distribute among the Members of the Company in specie any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction, if any, for the time being required by Law.

(z)	To do all or any of the above things in any part of the world either as principals, agents, contractors, or otherwise and either along or in conjunction with others, and either by or through agents contractors, trustees or otherwise.

(aa)	To establish and support, and assist in establishing and supporting, association, institutions, funds and trusts considered expedient for the walfare or employees or ex-employees of the Company and their families and dependents, and to grant them pensions and allowances and to pay instalments for their security and to sign or guarantee the payment of moneys for charity, religion, education or any other general public purpose, or any other purpose which may be deemed expedient.

(bb)	To amalgamate with any other company whose objects are wholly or partly similar to any object of the objects of the Company.

(cc)	To enter into any arrangements with any government authority, supreme, municipal, local or otherwise which may seem conducive to the Company’s objects or any of them and to obtain from any such government authority, legislative or otherwise, any regulations, ordinance, enactment or other document to enable the Company to attain its objects.

(dd)	To do all such other things as are or may be deemed incidental and conducive to the attainment of the above objects or any of them.

(ee)	To exercise all or any of the acts sat out in Second Schedule of the Companies Ordinance and which are not mentioned above.

And it is hereby declared that the word “Company” in this clause, except for the places when it is used in connection with this Company, will be considered as including any partnership or any body of persons whether incorporated or not whether registered or not and whether its place or residence or dwelling place or its registered address is in Israel or abroad, and that the objects detailed in every one of the sub-clauses of this clause shall not be restricted in any way, unless the contents expressly require by comparison with or inference from the contents or formulation of one of the other sub-clauses, or with the name of this Company. None of the above sub-clauses or the objects mentioned therein nor the powers given thereby shall be considered as secondary or auxiliary to any other object mentioned in any sub-clause of this clause nor to any other subject mentioned in the first-clause of this clause, and the Company will have the full authority to use all or part of the powers given to it by any part of this clause in all parts of the world notwithstanding the fact that the business, transaction, obligations, property or actions to be carried out, acquired or done by virtue of the above powers are not included in the object of the first sub-clause of this clause.

3.	The liability of the Members is limited.

4.	The share capital of the Company is IL. 850,000 (eight hundred and fifty thousands Israel Pounds) divided into 850,000 shares or IL.1. – each.

Any shares created by the increase of the capital may be divided into several classes, and may be issued with any preferential, special as qualified rights, privileges or conditions attached thereto as may be specified by the terms of the resolution creating these shares.

The rights which are attached from time to time to any shares, whether in the original capital or any increased capital of the Company, may be dealt with any changed according to the Articles of Association.

We the several persons whose names and addresses subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company not opposite our respective names.

Name of Subscribers	Their addresses and descriptions	Number of Shares taken by each Subscriber	Signature of Subscribers

1. Elron Electronic Industries Ltd.	88, Hagiborim Street Haifa Public Company	849,998 shares of IL.1. – each

2. Uria Galil	20 Yotam. Street Haifa Engineer	1 Share of IL.1. –

3. Gideon Kirschner	23 Ruth Street Haifa	1 Share of IL.1. –

Witness of the above signatures :           Dr. J. Gross, Adv,

Date:            17/3/69